EXHIBIT 99.1

Contact:	James A. D. Smith President and Chief Executive Officer 650-562-1424
GENELABS TECHNOLOGIES, INC. REPORTS
FIRST QUARTER 2007 FINANCIAL RESULTS
REDWOOD CITY, Calif. — May 14, 2007 — Genelabs Technologies, Inc. (Nasdaq:GNLB) today reported revenues of $3.6 million and a net loss of $0.5 million, or $0.02 per share, for the first quarter of 2007. This compares to revenues of $1.7 million and a net loss of $3.4 million, or $0.19 per share, for the first quarter of 2006.
At March 31, 2007, Genelabs had $26.5 million in cash and cash equivalents. At December 31, 2006, Genelabs reported cash and cash equivalents of $18.6 million.
The increase in revenue during the first quarter of 2007 versus 2006 resulted principally from our non-nucleoside collaboration with Novartis Institutes for BioMedical Research, Inc. targeted at hepatitis C virus, or HCV, which commenced in June 2006. Revenue from this collaboration includes on-going research funding as well as a portion of the $12.5 million up-front license fee received from Novartis in 2006, which is being recognized on a straight line basis over the three-year term of our potential obligations under the collaboration. In addition, during 2006, we continued to recognize revenue from our HCV research collaboration with Gilead Sciences, Inc., and from our collaborations for the development and commercialization of PrestaraTM with Watson Pharmaceuticals and Tanabe Seiyaku Co., Ltd.
Genelab’s cash position improved during the first quarter of 2007 principally as a result of a $10 million equity financing completed in February 2007 and from the sale of equity Genelabs held in a Taiwan-based specialty pharmaceutical company known as Genovate Biotechnology, Co., Ltd. for gross proceeds of $2.2 million.
“The first quarter of 2007 was highlighted by finalizing agreement with the FDA on a special protocol assessment for a new phase III clinical trial of Prestara in women with systemic lupus,” said James A. D. Smith, Genelabs president and chief executive officer. “The SPA agreement provides us with an extraordinarily clear regulatory and clinical development path forward, given that the FDA has advised us that a positive outcome to the trial, along with existing evidence of efficacy from prior trials with Prestara and an overall positive risk/benefit ratio, would in principal meet FDA’s standards for approval of the Prestara NDA. So approval of the Prestara NDA could potentially be one positive phase III trial away. Separate from Prestara, our HCV drug discovery projects continue to make good progress, including the nucleoside collaboration with Gilead Sciences and the non-nucleoside polymerase inhibitor collaboration with Novartis as well as our own unpartnered programs. For nucleosides, over the past few months we have had five new
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Genelabs Technologies, Inc. Reports First Quarter 2007 Financial Results

composition of matter patents issued, substantially increasing the scope of our intellectual property in the field. Within the unpartnered programs, we have been evaluating several feasibility projects that address different mechanisms for inhibiting HCV and our research team is on track to generate the necessary data by mid-year that will enable us to determine whether additional resources should be devoted to them. Finally, during the first quarter we significantly improved our balance sheet through a private placement of stock and the sale of our remaining equity investment in Genovate Biotechnology Co., Ltd, finishing the quarter with $26.5 million in cash while continuing to carefully manage our spending level. Our current cash is sufficient to fund existing operations into 2009.”
About Genelabs Technologies
Genelabs Technologies, Inc. is a biopharmaceutical company focused on the discovery and development of pharmaceutical products to improve human health. We have built drug discovery capabilities that can support various research and development projects. Genelabs is currently concentrating these capabilities on discovering novel compounds that selectively inhibit replication of the hepatitis C virus and advancing preclinical development of compounds from this hepatitis C virus drug discovery program, while also developing a late-stage product for lupus. We believe that these high-risk, potentially high reward programs focus our research and development expertise in areas where we have the opportunity to generate either first-in-class or best-in-class products that will address diseases for which current therapies are inadequate. For more information, please visit www.genelabs.com.
Note: Genelabs® and the Genelabs logo are registered trademarks and Prestara™ is a trademark of Genelabs Technologies, Inc.
NOTE ON FORWARD LOOKING STATEMENTS AND RISKS: This press release contains forward-looking statements including statements regarding future updates we may provide, the Company’s business strategy, progress of the Company’s HCV drug discovery programs and the filing of a future IND on an HCV compound, the Company’s development of Prestara for lupus, the completion of a clinical trial design, the review by the FDA and the possible future funding of a clinical trial. These forward-looking statements are based on Genelabs’ current expectations and are subject to uncertainties and risks that could cause actual results to differ materially from the statements made. Uncertainties and risks include, without limitation, that Genelabs may not be able to raise sufficient funds to continue operations; delisting of Genelabs common stock from the Nasdaq Capital Market; fluctuations in Genelabs’ stock price; failures or setbacks in our HCV research and development programs or in our collaboration with Gilead; progress and announcements by competitors regarding their HCV programs; regulatory problems or delays regarding Prestara™, including an adverse response from the FDA or a determination to discontinue development of Prestara; increases in expenses and Genelabs’ capital requirements and history of operating losses. Please see the information appearing in Genelabs’ filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, under the captions “Risk Factors” and “Forward-Looking Statements” for more discussion regarding these uncertainties and risks and others associated with the company’s research programs, early stage of development and other risks which may affect the company or cause actual results to differ from those included in the forward-looking statements. Genelabs does not undertake any obligation to update these forward-looking statements or risks to reflect events or circumstances after the date of this release.
-Financials to Follow-

GENELABS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2007	2006
	(Unaudited)	(Note 1)
ASSETS
Cash and cash equivalents	$26,485	$18,560
Other current assets	1,144	1,279
Property and equipment, net	1,481	1,011
Other long-term assets	262	1,222

	$29,372	$22,072

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities, including deferred revenue	$17,557	$19,066
Shareholder’s equity	11,815	3,006

	$29,372	$22,072

Note 1: Derived from audited financial statements

GENELABS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	For the three months ended
	March 31,
	2007	2006
Revenue:
Contract	$3,404	$1,550
Royalty	181	150

Total revenue	3,585	1,705

Operating expenses:
Research and development	3,896	3,589
General and administrative	1,678	1,597

Total operating expenses	5,574	5,186

Operating loss	(1,989)	(3,481)
Gain on sale of long-term investment	1,189	—
Interest income, net	285	91

Net loss	$(515)	$(3,390)

Net loss per common share — basic and diluted	$(0.02)	$(0.19)

Weighted average shares outstanding to calculate basic and diluted net loss per common share	27,138	17,818